Exhibit 99.1

Independent Accountant’s Statement Regarding Optionable, Inc.’s Form 10-K for Year Ended December 31, 2012

We have been engaged to audit the financial statements of Optionable, Inc. (the “Company”) that are to be included in its Form 10-K filing for the year ended December 31, 2012. We represent that our audit was delayed because we are waiting for certain new information from the Company. This information is necessary for us to be able to render an opinion on the Company’s financial statements.

Respectfully,

/s/ RBSM LLP

April 1, 2013

New York, NY